EXHIBIT 4.11


                         HEAD OF AGREEMENT BY AND AMONG

                            HILTON PETROLEUM LTD. AND

                          MINERA SAN JORGE S.A. DE C.V.

                                      DATED

                                 OCTOBER 1, 2003

                              HILTON PETROLEUM LTD.
                            1305 - 1090 GEORGIA ST W
                              VANCOUVER BC V6E 3V7

                           HEADS OF AGREEMENT ("HOA")


Minera San Jorge S.A. de C.V.                                    October 1, 2003
Aguamarina 2457, Bosques de la Victoria,
Guadalajara, Jalisco,
Mexico 44570

Att: Mr. George Barnett:

Dear Sirs:

Re: OPTION TO EARN A 60% INTEREST OF THE SAN JORGE IV (EL NAYAR PROJECT AREA) SAN JORGE VII (GUANAJUATILLO MINE) AND LA CASTELLANA, AND LOS LIMONES PRECIOUS METAL PROPERTIES IN THE COUNTIES OF HOSTOTIPAQUILO, JALISCO, MEXICO AND ADJACENT AREAS OF THE STATE OF NAYARIT, AS WELL AS THE RIGHT TO ACQUIRE THE REMAINING 40% INTEREST.

This HOA sets out the terms and conditions of our agreement whereby Hilton Petroleum Ltd. ("Hilton") will have the option to acquire up to a 100% interest from Minera San Jorge S.A. de C.V, ("MSJ") in MSJ's right, title and interest in certain exploration arid mining concessions in Mexico known as the San Jorge IV, San Jorge VII, La Castellana Mine Concessions and an agreement for production from the El Limon Mine concessions (hereinafter the "Concessions.") The Concessions are listed in the attached Schedule A and shown on the attached map. The general terms and conditions of this HOA are as follows:

1. MSJ will represent and warrant that it is the legal and beneficial owner or has the right to acquire 100% of the titles to the claims listed in the attached table and that all are in good standing with respect to Mexican law. As well, MSJ represents and warrants that any underlying option agreements with concession owners are in good standing and registered correctly under Mexican law and MSJ can freely grant the option to Hilton as contemplated by this HOA. MSJ represents that there are no financial obligations attached to the concessions other than mining taxes outstanding in the amount of approximately US $53,395 and an initial option payment of US $15,000 due and payable to the title holders of the La Castellana Mine.

2. On signing of this HOA, MSJ will transfer the claims to a joint venture company (new Mexican mining exploration company "NewCo") owned 60% by Hilton and 40% by MSJ. Should Hilton withdraw from this option agreement the San Jorge IV, San Jorge VII concessions will be transferred 100% back to MSJ and a complete return of all optioned rights for the La Castellana Mine and the El Limon Mine and the La Pupa Mill as well as any other mines contracted for on Hilton's behalf in the area of influence of 1 kilometre around these concessions or other contracted areas in the Nayar Project Area to Minera San Jorge ("MSJ.") with a first right of refusal on any new submittals in the state of Nayarit.

3. Within 20 days of signing of this HOA, Hilton will pay to MSJ the sum of US $25,000 and the sum of US $25,000 on TSX Venture Exchange (the "TSX") approval (the "Approval Date") or upon making the decision to proceed with this transaction (the "Production Decision Date") which ever shall come first, for a total of US $50,000 paid. This total amount will be fully refundable to Hilton if, for any reason, the representations and warranties set out in point 1 are shown to be incorrect during the period of technical and legal due diligence.

4. Hilton and MSJ have agreed to co-operate to the fullest extent possible to come to a mutually satisfactory joint venture agreement acceptable to the TSX as soon as possible.

Minera San Jorge S.A. de C.V.
October 1, 2003
Page 2



5. In order to maintain the option agreement to earn a 60% interest in the San Jorge IV concessions, Hilton must fund a total of US $1,000,000 in exploration and development expenditures, including underlying option payments to concession holders and government concession taxes, over a three year (3 year) period. The work will be performed within the exploration company formed for exploring the San Jorge IV and San Jorge VII and La Castellana concessions. Hilton undertakes to spend an initial US $40,000 in expenditures within 4 months from the Approval Date, and additional US $250,000 in expenditures within 12 months of the Approval Date. In order to vest it's interest, Hilton must spend a further US $710,000 on exploration and mine development and production expenditures within 18 months of the execution of this LOI. These expenditures may include all exploration costs, the initiation of mining gold and silver ores and processing ores in a cost efficient manner, making option payments and the payment of outstanding mining taxes.

6. After the production decision is made, and having provided a total of US $1 million, including all option payments made, all mining taxes and related exploration and development expenditures within one year and six months (18 months) after initiating production then Hilton's interest will have vested.

7. As further consideration for this option agreement, Hilton will issue, on the Approval Date or upon making the Production Decision, 100,000 fully paid shares in Hilton, and then 200,000, 300,000 and 500,000 fully paid shares in Hilton on each anniversary date thereafter provided that Hilton has not withdrawn from this JV option agreement. Should Hilton enter into production any time within the three year period then the unissued common shares mentioned in this clause will be issued, MSJ acknowledges that the shares will be subject to restrictions on resale if issued under Canadian securities laws and that issuance of each tranche of shares is dependent on TSX acceptance or acceptance by Securities officials in the USA.

8. Hilton shall be the operator of the joint venture programs and shall submit all programs and budgets to MSJ for approval, if MSJ does not approve, then MSJ will submit its concerns in writing and Hilton will attempt to resolve the concerns. If it is unable to do so, Hilton will submit the program and budget and MSJ's concerns to a reputable independent consultant acceptable to both parties for determination of such concerns. As the operator of the program, the final decision for implementation of each program and budget lies with Hilton. An initial program and budget of US $200,000 will be implemented immediately. The payments called for under clause 3 of this agreement will form part of this initial work program and budget.

9. Hilton recognizes the value of the operating experience of MSJ's personnel and independent consultants in Mexico and will use MSJ's personnel wherever possible including consultancy work for Mr George Salazar Barnett. MSJ acknowledges that Hilton has limited financial resources in the initial stages of this program and that as a vendor, MSJ's personnel will be unable to perform certain tasks attached to the initial technical and legal due diligence program. An essential part of this agreement is that Minera San Jorge including Mr. Geo. Salazar Barnett (collectively "MSJ") is committed to managing the program for the new company formed to mine La Castellana/Guanajuatillo, El Limon and all other mines feeding into the La Pupa Mill. In the event that MSJ or affiliated operating company or companies is not the operator then the interest will go to 70:30 with no further consideration.

10. Should the property justify production and MSJ cannot fund its share of development costs then Hilton will be entitled to recover all funds advanced or financing provided to or for MSJ on a preferential payback basis of 75% of the cash flow being paid to Hilton and 25% being paid to MSJ with each party responsible for its taxes. Should MSJ not be able to fund further expenditures in the exploration and development of the El Nayar Project area then Hilton will use its best endeavors to fund or deal with such share according to generally accepted resource property development agreements.

Minera San Jorge S.A. de C.V.
October 1, 2003
Page 3



11. Hilton has the option at any time to purchase for money or the equivalent amount in shares the remaining 40% interest that MSJ has in the San Jorge IV concession areas, provided that the value of this interest is determined by a discounted NPV at the time the acquisition is made and that Hilton has initiated production and produces a full bankable feasibility study regarding the El Nayar Project. Hilton shall have the right of first refusal should an outside party bid for MSJ's 40% interest.

12. Hilton has the right to withdraw from this option agreement at any time after the initial legal and technical due diligence or exploration program with no further obligation or commitment to MSJ with 30 days advance notice.

13. Both parties agree that this agreement is subject to the approval of the TSX or appropriate securities officials in the USA, and both parties agree to provide their best efforts in obtaining TSX or USA Securities approval(s).

On behalf of HILTON PETROLEUM LTD.    On behalf of MINERA SAN JORGE S.A. de C.V.


Per:                                  Per:

    /s/ Nick DeMare                       /s/  George S. Barnett
    ------------------------------        --------------------------------------
    Nick DeMare                           George Salazar Barnett
    President                             Legal Representative
                                          Minera San Jorge S.A. de C.V.

                                                                      SCHEDULE A



        SAN JORGE IV, VII, LA CASTELLANA AND EL LIMON MINING CONCESSIONS



CONCESSION NAME    CONCESSION TYPE      LICENSE NO.              AREA (HECTARES)
---------------    ---------------      -----------              ---------------
San Jorge IV       Exploitation           206265                   6,575.0676
Limones            Exploitation           179359                      21.0000
La Castellana      Exploration            161793                      32.0000
San Jorge VII      Exploitation           209418                      93.9581
                                                                   ----------
                                                         TOTAL     6,722.0300
                                                                   ==========